 EXHIBIT 19.1

INSIDER TRADING POLICY

This Insider Trading Policy (this “Policy”) addresses obligations of the directors, officers and employees of Camber Energy, Inc. and its subsidiaries (the “Company”) with respect to information they receive that may be considered to be material non-public information. The purpose of this Policy is to inform the Company’s directors, officers and employees of their responsibilities with respect to material nonpublic information and to make it clear that misuse of such information is illegal and subject to serious fines and/or penalties, as well as contrary to Company policy.

This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company (collectively, “Designated Persons”), and the second part imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company (together with the directors, “Company Insiders”), (iii) the employees designated by the Company as regularly working in the accounting department, investor relations department, legal department and disclosure committee (if applicable) (together with the Company Insiders, “Covered Persons”) and (iv) certain other employees that the Company may designate from time to time as “Covered Persons” because of their position, responsibilities or their actual or potential access to material nonpublic information.

In the normal course of business, officers, directors and employees of the Company may come into possession of significant, sensitive, confidential or proprietary information. In the eyes of the law, this information is considered the Company’s property; persons affiliated with the Company are entrusted with this information and have a duty to protect it against inappropriate use or disclosure. Because the Company’s common stock is publicly traded, federal securities laws generally prohibit any director, officer or employee of the Company who possesses material nonpublic information about the Company from buying or selling Company securities or passing on such information to other buyers or sellers. For purposes of the laws prohibiting insider trading, Company securities include the Company’s common stock, as well as derivative securities involving the Company’s stock such as options, and include direct holdings as well as indirect holdings, such as holdings through employee benefit plans.

Substantial legal penalties can be imposed on the Company and on any individual Designated Person for a violation of these laws. In addition, certain transactions must be reported by certain Designated Persons and/or the Company in filings with the United States Securities and Exchange Commission (“SEC”). The purpose of this Policy is to facilitate compliance with these laws by: (1) informing Designated Persons of their responsibilities in this area; (2) establishing procedures for certain Designated Persons to follow before trading in Company securities; (3) informing Designated Persons of the consequences of violating the law and this Policy; and (4) assisting Designated Persons and the Company with reporting information regarding trades in Company securities when applicable.

The Company has adopted this Policy to fulfill the Company’s obligation to prevent insider trading and to help Designated Persons avoid the severe consequences associated with violation of the insider trading laws.

All restrictions in this policy that apply to a Designated Person, including black-out periods and pre-clearance requirements, also apply to such individual’s “family members,” regardless of whether such family members are aware of or possess the material nonpublic information, as well 2 as entities (such as trusts, limited partnerships, limited liability companies and corporations) over which such individuals have or share voting or investment control. It is the responsibility of each director, officer or employee of the Company to ensure that his or her family members comply with this policy. In this policy, “family members” means an individual’s spouse, minor children, other adults living in the same household, and any family members who do not live in the same household but whose transactions in stock or other securities of the Company are directed by such individual or are subject to influence or control by such individual.

Any person in possession of material non-public information when their employment terminates continues to be considered a Designated Person and may not trade in Company securities until that material non-public information has become public (as described herein) or is no longer material to the Company.

PART I

1. Applicability

This Policy applies to all trading or other transactions in (i) the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities, where the person trading used material non-public information about such other company obtained by a Designated Person in the course of such Designated Person’s involvement with the Company.

2. General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information

(a) No Designated Person may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms “material” and “nonpublic” are defined in Part I, Section 3(a) and (b) below.)

(b) No Designated Person who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(c) No Designated Person may purchase or sell any security of any other company while in possession of material nonpublic information that was obtained in the course of his or her or its involvement with the Company. No Designated Person who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(d) For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).

(e) Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

3. Definitions

(a) Material. Insider trading restrictions apply in circumstances when the information you possess is “material.” Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

By way of example, information dealing with the following subjects, whether positive or negative, is reasonably likely to be found material in particular situations:

(i)	significant changes in the Company’s prospects;
(ii)	significant write-downs in assets or increases in reserves;
(iii)	developments regarding significant litigation or government agency investigations;
(iv)	liquidity problems;
(v)	annual, quarterly or monthly financial results, or changes in earnings estimates or unusual gains or losses in major operations;
(vi)	changes in the Company’s management or the board of directors;
(vii)	changes in dividends;
(viii)	extraordinary borrowings;
(ix)	changes in accounting methods or policies;
(x)	award or loss of a significant contract;
(xi)	cybersecurity risks and incidents, including vulnerabilities and breaches;
(xii)	changes in debt ratings;
(xiii)

proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

(xiv)	offerings of Company securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger or acquisition, the point at which negotiations are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

(b) Nonpublic. Insider trading prohibitions apply in circumstances when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public. In this regard, the Company will deem that two full trading days have elapsed if such information is released to the public before 10:30 a.m. Central Time on the second preceding trading day.

Nonpublic information may include:

(i)	information available to a select group of individuals on the basis of an agreement to keep such information confidential;
(ii)	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
(iii)

information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

(c) Compliance Officer. The Company has appointed the General Manager as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i)	assisting with implementation and enforcement of this Policy;
(ii)	circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
(iii)	pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below;
(iv)	providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below, and;
(v)	providing an anonymous reporting system for violations of this Policy by setting up an email inbox at CamberCOE@camber.energy, which will be monitored by the chair of the Audit Committee.

4. Exceptions

The trading restrictions of this Policy do not apply to the following:

(a) 401(k) Plan. If applicable, investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company’s 401(k) plan. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy. 5

(b) ESPP. Purchasing Company stock through periodic, automatic payroll contributions to the Company’s Employee Stock Purchase Plan (“ESPP”), if any. However, electing to enroll in the ESPP, making any changes in your elections under the ESPP and selling any Company stock acquired under the ESPP are subject to trading restrictions under this Policy.

(c) Options. Exercising stock options granted under the Company’s 2010 Long Term Incentive Plan, 2012 Stock Incentive Plan or 2014 Stock Incentive Plan for cash or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of Company granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.

(d) Limited Use of Standing or Limit Orders. Standing and limit orders (except orders intended to comply with the SEC’s Rule 10b5-1) create heightened risks for insider trading violations. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Designated Person is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company securities (except orders intended to comply with the SEC’s Rule 10b5-1). A Designated Person may not place, modify or cancel a standing or limit order at any time that the Designated Person is in possession of material nonpublic information. In addition, a Covered Person may only place, modify or cancel a limit order during a trading window for Covered Persons (as described below in Part II) and the limit order may not extend beyond the Company’s general Trading Window (other than limit orders intended to comply with the requirements of the SEC’s Rule 10b5-1). For Company Insiders, the Company Insider must first obtain pre-clearance with the Compliance Officer before placing, modifying, or canceling a limit order.

5. Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and the Company. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties. For individuals who trade on material nonpublic information (or tip such information to others), penalties include:

1.	A civil penalty of disgorgement, or return, of profit gained or loss avoided, plus a fine of up to three times the profit gained or loss avoided;
2.	A criminal fine (no matter how small the profit) of up to $5 million; and
3.	A jail term of up to 20 years.

In addition to civil and criminal penalties, persons contemporaneously trading at the time of a violation of the insider trading laws have the right to sue the insider for an amount equal to the profit gained or loss avoided by the insider in such transaction, offset by any amounts the insider is required to disgorge by the SEC.

For a company (as well as any supervisory person of a company) that fails to take appropriate steps to prevent illegal trading, penalties include:

1.	A civil penalty of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
2.	A criminal penalty of up to $25 million.

(b) Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer.

6. Special Considerations Applicable to Company Insiders

Company Insiders are reminded that:

•

they are generally required to report any change in their beneficial ownership of the Company’s securities to the Securities and Exchange Commission within two business days after that change occurs; and

•

they may be required to disgorge any profits derived from any sale of the Company’s Common Stock within six months before or after they have purchased any Common Stock or other equity security of the Company in the open market (or conversely any open market purchase within six months before or after any sale).

7. Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer by email at hmccaw@camber.energy or by telephone at (281) 404-4387.

PART II

1. Blackout Periods

All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below.

(a) Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market two weeks before the end of each fiscal quarter and ending at the close of business on the second trading day following the date the Company’s financial results are publicly disclosed and Form 10-Q or Form 10-K is filed. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.

(b) Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.

(c) Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (an “Approved 10b5-1 Plan”), that meet the following requirements:

(I)

it has been reviewed and approved by the Compliance Officer at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have 7 been reviewed and approved by the Compliance Officer at least five days in advance of being entered into);

(ii)

it provides that no trades may occur thereunder until expiration of the applicable cooling off period specified in Rule 10b5-1(c)(1)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

(iii)

it is entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person is not in possession of material nonpublic information about the Company; and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by the Covered Person certifying to that effect;

(iv)

it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(v)	it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(1)(ii)(D)).

No Approved 10b5-1 Plan may be adopted, modified or terminated during a blackout period.

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the Compliance Officer by email at hmccaw@camber.energy or by telephone at (281) 404-4387. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5- 1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5- 1 Plan without the prior review and approval of the Compliance Officer as described above.

2. Trading Window for Covered Persons (other than Company Insiders)

Covered Persons (other than Company Insiders) generally are permitted to trade during the period beginning on the third trading day following the date the Company’s financial results are publicly disclosed and Form 10-Q or Form 10-K is filed and ending on the close of the market two weeks before the end of each fiscal quarter. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

3. Pre-Clearance of Securities Transactions

(a) Because Company Insiders are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities.

(b) The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

(c) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan once the applicable cooling-off period has expired. No trades may be made under an Approved 10b5-1 Plan until expiration of the applicable cooling-off period. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Company Insider should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

4. Prohibited Transactions

(a) Company Insiders are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b) Covered Persons are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Compliance Officer:

(i)	Short sales. Covered Persons may not sell the Company’s securities short;
(ii)	Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;
(iii)	Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
(iv)	Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

5. Acknowledgment and Certification

All Covered Persons are required to sign the attached acknowledgment and certification.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

_________________________________

(Signature)

 _________________________________

(Please print name)

Date: _____________________________